ARCO [LOGO]    Media Relations                        N E W S
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    FOR IMMEDIATE RELEASE                         January 27, 1998


ARCO REALIGNS MANAGEMENT STRUCTURE FOR FUTURE GROWTH
& SUCCESSION; NUMBER OF `EMPLOYEE DIRECTORS' AND OTHER
CHANGES IN CORPORATE GOVERNANCE ANNOUNCED


     LOS ANGELES -- ARCO Chairman and Chief Executive Officer Mike R. Bowlin today announced a series of corporate changes designed "to provide for a forward looking management succession process, growth in the company's international operations, and a strengthening of ARCO's approach to corporate governance."

     Building on ARCO's (NYSE: ARC) substantially expanded portfolio of international operations, Bowlin characterized the changes as necessary for the company to prepare itself for a greater global presence in the 21st Century.

     Bowlin said that William E. Wade, Jr. will become President of ARCO, filling a position that has been vacant for nearly three years. Wade was formerly Executive Vice President responsible for a number of the company's domestic and international oil and gas businesses.

     In his new capacity, Wade will work with Bowlin in a newly formed Office of the Chairman and share various leadership responsibilities in representing ARCO before key governmental, industry and other parties with which ARCO has major business relationships. Recognizing the increasing importance of ARCO's global gas position, Wade will be responsible for the company's global gas development and marketing strategy.

     In reacting to his new appointment, Wade said: "Having worked alongside Mike Bowlin for nearly 30 years, I am delighted to have the opportunity to support him in this new capacity. I regard this as a near-perfect way for me to spend the remaining years of my ARCO career."

     "One of my most critical responsibilities as CEO," said Bowlin, "is to prepare for a smooth transition of management leadership at any given time and to take the organizational steps necessary to assure long-term growth. To that end," he continued,


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"we are restructuring our organization at the Executive Vice
President level to include four highly capable leaders who will head up the company's business operations. These changes," he said, "will provide increased operational experience at the executive management level and improve our operational and international focus."

     Bowlin said that to achieve these objectives the company will split its worldwide upstream oil and gas operations into two geographical components. One geographical component will encompass the company's operations in Alaska, the Asia-Pacific rim and California. The other geographical component will include ARCO's upstream activities in all other global markets including Latin America, Europe, Africa, and the Middle East, as well as the mid-continent and Gulf of Mexico regions of the United States.

     Appointed to Executive Vice President is Ken Thompson, currently President of ARCO Alaska, Inc. Thompson will have responsibility for the company's upstream operations in Alaska, the Asia-Pacific rim, and California. Additionally, he will be responsible for overseeing the company's worldwide exploration program. To ensure continuity of the company's successful initiatives to stabilize its Alaska production, Thompson will continue to reside in Alaska for the foreseeable future and will be the Chairman and Chief Executive Officer of ARCO Alaska, Inc. Kevin O. Meyers, currently Senior Vice President of ARCO Alaska, Inc., will become President and Chief Operating Officer of that wholly owned entity.

     Leading the company's upstream operations in all other parts of the world is Michael E. Wiley. Wiley, already an Executive Vice President, will also continue to be responsible for ARCO's exploration and production research and technology division, as well as remain Chairman of Vastar Resources, Inc., its publicly traded oil and gas company based in Houston, Texas.

     The company's other two Executive Vice Presidents, Marie Knowles and Tony Fernandes, will continue in their present assignments. Knowles is the company's Chief Financial Officer. Fernandes is responsible for ARCO's downstream refining and

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marketing businesses as well as the company's interests in
aluminum and coal. As a result of the restructuring, he also will assume responsibility for ARCO's pipeline and crude oil marketing businesses. He will remain Chairman of ARCO Chemical Company, a publicly traded chemical company based in Newtown Square, Pa.

     Today's announcement accomplishes several important goals, said Bowlin. "The appointment of Ken Thompson, together with our other Executive Vice Presidents, Mike Wiley, Tony Fernandes and Marie Knowles, addresses the company's succession planning objectives and provides a talented executive management team that possesses considerable capabilities. In addition," said Bowlin, "we've restructured our international operations in a way that that substantially strengthens our capability to compete and builds upon our ability to profitably grow the company on a global basis."

     Bowlin also announced actions to provide for a more independent approach to corporate governance within the company's Board of Directors. He said that the number of employee directors will be reduced to include only the Chief Executive Officer. The existing employee directors, he said, will not stand for re-election.

     "We want our shareholders to know that we are committed to the principle of independent corporate governance," said Bowlin, "and that we will undertake whatever is appropriate for operating our company to the benefit of our owners and other key constituencies."

     These actions follow earlier initiatives to strengthen the company's governance processes including the alignment of compensation for ARCO Board members with increases in shareholder returns and the establishment of a corporate governance committee.

     In a related action, Bowlin announced yesterday the election of Gary L. Tooker, Board Chairman of Motorola,
Inc., to the ARCO Board of Directors.

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For information, contact: Albert Greenstein (213) 486-3384.
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